                                                                     EXHIBIT 2.1


                         AGREEMENT AND PLAN OF MERGER

                                by and between

                           CCB FINANCIAL CORPORATION

                                      and

                       NATIONAL COMMERCE BANCORPORATION

                               ----------------

                          Dated as of March 17, 2000

                               TABLE OF CONTENTS
                               -----------------
                                                                    Page
                                                                    ----

                         AGREEMENT AND PLAN OF MERGER

                                   ARTICLE I


                                  THE MERGER

 1.1  The Merger.....................................................  1
 1.2  Effective Time.................................................  2
 1.3  Effects of the Merger..........................................  2
 1.4  Conversion of CCB Common Stock.................................  2
 1.5  NCBC Capital Stock.............................................  3
 1.6  Options........................................................  3
 1.7  Charter........................................................  4
 1.8  By-Laws........................................................  4
 1.9  Tax and Accounting Consequences................................  4
1.10  Management.....................................................  4
1.11  Board of Directors.............................................  4
1.12  Headquarters of Surviving Corporation..........................  5


                                   ARTICLE II


                               EXCHANGE OF SHARES

 2.1  NCBC to Make Shares Available..................................  5
 2.2  Exchange of Shares.............................................  5


                                  ARTICLE III


                     REPRESENTATIONS AND WARRANTIES OF NCBC

 3.1  Corporate Organization.........................................  7
 3.2  Capitalization.................................................  8
 3.3  Authority; No Violation........................................  9
 3.4  Consents and Approvals......................................... 10
 3.5  Reports........................................................ 10
 3.6  Financial Statements........................................... 11
 3.7  Broker's Fees.................................................. 11
 3.8  Absence of Certain Changes or Events........................... 11
 3.9  Legal Proceedings.............................................. 12
3.10  Taxes and Tax Returns.......................................... 12
3.11  Employees...................................................... 13
3.12  SEC Reports.................................................... 14
3.13  Compliance with Applicable Law................................. 15
3.14  Certain Contracts.............................................. 15

                                      -i-

3.15  Agreements with Regulatory Agencies............................ 16
3.16  Interest Rate Risk Management Instruments...................... 16
3.17  Undisclosed Liabilities........................................ 17
3.18  Insurance...................................................... 17
3.19  Environmental Liability........................................ 17
3.20  State Takeover Laws............................................ 17
3.21  Reorganization; Pooling of Interests........................... 17
3.22  Financial Holding Company Status............................... 17


                                   ARTICLE IV


                     REPRESENTATIONS AND WARRANTIES OF CCB

 4.1  Corporate Organization......................................... 18
 4.2  Capitalization................................................. 18
 4.3  Authority; No Violation........................................ 19
 4.4  Consents and Approvals......................................... 20
 4.5  Reports........................................................ 20
 4.6  Financial Statements........................................... 21
 4.7  Broker's Fees.................................................. 21
 4.8  Absence of Certain Changes or Events........................... 21
 4.9  Legal Proceedings.............................................. 22
4.10  Taxes and Tax Returns.......................................... 22
4.11  Employees...................................................... 23
4.12  SEC Reports.................................................... 24
4.13  Compliance with Applicable Law................................. 25
4.14  Certain Contracts.............................................. 25
4.15  Agreements with Regulatory Agencies............................ 26
4.16  Interest Rate Risk Management Instruments...................... 26
4.17  Undisclosed Liabilities........................................ 26
4.18  Insurance...................................................... 26
4.19  Environmental Liability........................................ 27
4.20  State Takeover Laws; CCB Rights Agreement...................... 27
4.21  Reorganization; Pooling of Interests........................... 27
4.22  Financial Holding Company Status............................... 27


                                   ARTICLE V


                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 5.1  Conduct of Businesses Prior to the Effective Time.............. 27
 5.2  Forbearances................................................... 28


                                   ARTICLE VI


                             ADDITIONAL AGREEMENTS

 6.1  Regulatory Matters............................................. 30
 6.2  Access to Information.......................................... 31
 6.3  Shareholders' Approvals........................................ 32
 6.4  Legal Conditions to Merger..................................... 32
 6.5  Affiliates; Publication of Combined Financial Results.......... 32
 6.6  Stock Exchange Listing......................................... 33
 6.7  Employee Benefit Plans......................................... 33
 6.8  Indemnification; Directors' and Officers' Insurance............ 34
 6.9  Additional Agreements.......................................... 34
6.10  Advice of Changes.............................................. 35
6.11  Dividends...................................................... 35
6.12  Exemption from Liability Under Section 16(b)................... 35


                                  ARTICLE VII


                              CONDITIONS PRECEDENT


 7.1  Conditions to Each Party's Obligation To Effect the Merger..... 35
 7.2  Conditions to Obligations of CCB............................... 37
 7.3  Conditions to Obligations of NCBC.............................. 37


                                  ARTICLE VIII


                           TERMINATION AND AMENDMENT

 8.1  Termination.................................................... 38
 8.2  Effect of Termination.......................................... 38
 8.3  Amendment...................................................... 38
 8.4  Extension; Waiver.............................................. 39


                                   ARTICLE IX


                               GENERAL PROVISIONS

 9.1  Closing........................................................ 39
 9.2  Nonsurvival of Representations, Warranties and Agreements...... 39
 9.3  Expenses....................................................... 39
 9.4  Notices........................................................ 40
 9.5  Interpretation................................................. 40
 9.6  Counterparts................................................... 40
 9.7  Entire Agreement............................................... 40
 9.8  Governing Law.................................................. 40
 9.9  Publicity...................................................... 41
9.10  Assignment; Third Party Beneficiaries.......................... 41

Exhibit A - CCB Option Agreement
Exhibit B - NCBC Option Agreement

Exhibit 6.5(a)(1) - Form of Affiliate Letter Addressed to NCBC
Exhibit 6.5(a)(2) - Form of Affiliate Letter Addressed to CCB

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2000 (this "Agreement"), by and between CCB Financial Corporation, a North Carolina corporation ("CCB"), and National Commerce Bancorporation, a Tennessee corporation ("NCBC").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Boards of Directors of NCBC and CCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which CCB will, subject to the terms and conditions set forth herein, merge with and into NCBC (the "Merger"), so that NCBC is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

     WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the NCBC Option Agreement, CCB and NCBC are entering into a stock option agreement (the "CCB Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the CCB Option Agreement, CCB and NCBC are entering into a stock option agreement (the "NCBC Option Agreement", and together with the CCB Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Act of the State of North Carolina (the "NCBCA") and the Business Corporation Act of the State of Tennessee (the "TBCA"), at the Effective Time (as defined below), CCB shall merge with and into NCBC. NCBC shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of CCB shall terminate.

     (b) NCBC and CCB may at any time change the method of effecting the combination of CCB and NCBC including without limitation the provisions of this
Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with and into a wholly-owned subsidiary of the other; provided, however, that no such change shall (i) alter or change the amount of consideration to be provided to holders of CCB Common Stock (as defined below) as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     1.2 Effective Time. The Merger shall become effective as set forth in the "North Carolina Articles of Merger" and the "Tennessee Articles of Merger" (each an "Article of Merger" and, together, the "Articles of Merger") which shall, respectively, be filed with the Secretary of State of the State of North Carolina (the "North Carolina Secretary") and the Secretary of State of the State of Tennessee (the "Tennessee Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA and Section 48-21-108 of the TBCA.

     1.4 Conversion of CCB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of CCB, NCBC or the holder of any of the following securities:

     (a) Subject to Section 2.2(e), each share of the common stock, par value $5.00 per share, of CCB (the "CCB Common Stock") issued and outstanding immediately prior to the Effective Time (together with the preferred share purchase rights (the "CCB Shareholder Rights") issued to the holders thereof pursuant to that certain Amended and Restated Rights Agreement, dated as of October 1, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between CCB and Central Carolina Bank and Trust Company (the "CCB Rights Agreement") except for shares of CCB Common Stock owned, directly or indirectly, by CCB or NCBC or any of their respective wholly-owned Subsidiaries (other than shares of CCB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by CCB or NCBC, as the case may be, being referred to herein as "Trust Account Shares")) or shares of CCB Common Stock held on account of a debt previously contracted ("DPC Shares") shall be converted into the right to receive 2.45 shares (the "Exchange Ratio") of the common stock, par value $2.00 per share, of NCBC (the "NCBC Common Stock").

     (b) All of the shares of CCB Common Stock (together with the associated CCB Shareholder Rights converted into the right to receive NCBC Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Certificate") previously representing any such shares of CCB Common Stock (and the associated CCB Shareholder Rights) shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of NCBC Common Stock and (ii) cash in lieu of fractional shares into which the shares of CCB Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of CCB Common

Stock (together with the associated CCB Shareholder Rights) shall be exchanged for certificates representing whole shares of NCBC Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of NCBC Common Stock or CCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (c) At the Effective Time, all shares of CCB Capital Stock (as defined below) that are owned, directly or indirectly, by CCB or NCBC or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of NCBC or other consideration shall be delivered in exchange therefor. All shares of NCBC Common Stock that are owned by CCB or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall as of the Effective Time be cancelled and become authorized but unissued shares of NCBC Common Stock.

     1.5 NCBC Capital Stock. Except as otherwise provided in Section 1.4(c), at and after the Effective Time, each share of NCBC Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

     1.6 Options. (a) At the Effective Time, each option granted by CCB to purchase shares of CCB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of CCB Common Stock and shall be converted automatically into an option to purchase shares of NCBC Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the CCB Stock Plans (as defined below) and the agreements evidencing grants thereunder):

           (i) The number of shares of NCBC Common Stock to be subject to the new option shall be equal to the product of the number of shares of CCB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of NCBC Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

           (ii) The exercise price per share of NCBC Common Stock under the new option shall be equal to the exercise price per share of CCB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

     (c) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to CCB shall be deemed to be references to NCBC.

     1.7 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Restated Charter of NCBC, with such amendments as to which the parties may hereafter agree to submit to NCBC's shareholders, including, without limitation, an amendment to increase the authorized number of shares of NCBC Common Stock and NCBC Preferred Stock to levels reasonable in light of the Surviving Corporation's overall capitalization, taking into account the issuance of shares of NCBC Common Stock pursuant to the terms hereof and all options, warrants and rights to purchase shares of NCBC Capital Stock which will be outstanding following the consummation of the Merger, and which may be properly approved by NCBC's Board of Directors and by such shareholders (the "NCBC Charter"), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of NCBC shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

     1.10 Management. At the Effective Time, Thomas M. Garrott shall be Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Surviving Corporation and Ernest C. Roessler shall be President and Chief Executive Officer of the Surviving Corporation.

     1.11 Board of Directors. (a) From and after the Effective Time, until duly changed in compliance with applicable law and the Charter and By-Laws of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of twenty (20) directors, and shall initially include Mr. Garrott and Mr. Roessler and an equal number of NCBC Directors and CCB Directors (each as defined below). The initial NCBC Directors shall be selected by NCBC's Board of Directors and the initial CCB Directors shall be selected by CCB's Board of Directors. The NCBC Directors and CCB Directors shall be allocated among each class in as nearly equal a number as possible. From and after the Effective Time and until the second anniversary thereof, all vacancies on the Board of Directors of the Surviving Corporation created by (i) the cessation of service of a CCB Director shall be filled by a nominee selected by the continuing CCB Directors and (ii) the cessation of service of a NCBC Director shall be filled by a nominee selected by the continuing NCBC Directors.

     (b) From and after the Effective Time until the second anniversary thereof, each of the committees of the Board of Directors of the Surviving Corporation shall be comprised of an equal number of CCB Directors and NCBC Directors, and the respective chairmen of such committees shall be drawn equally from the CCB Directors and the NCBC Directors, the identity of the members of such committees to be otherwise mutually defined by Mr. Garrott and Mr. Roessler.

     (c) The term "CCB Director" means (i) any person serving as a Director of CCB on the date of this Agreement who continues as a Director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a Director of the Surviving Corporation and who is designated as such by the continuing CCB Directors prior to his or her election; and the term "NCBC Director" means (i) any person serving as a Director of NCBC on the date of this Agreement who becomes a Director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a Director of the Surviving Corporation and who is designated as such by the continuing NCBC Directors prior to his or her election.

     1.12 Headquarters of Surviving Corporation. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of NCBC as of the date of this Agreement.


                                  ARTICLE II

                              EXCHANGE OF SHARES

     2.1 NCBC to Make Shares Available. At or prior to the Effective Time, NCBC shall deposit, or shall cause to be deposited, with The Bank of New York, or another bank or trust company reasonably acceptable to each of CCB and NCBC (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of NCBC Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of NCBC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of CCB Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of NCBC Common Stock and any cash in lieu of fractional shares into which the shares of CCB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of NCBC Common Stock to which such holder of CCB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

     (b) No dividends or other distributions declared with respect to NCBC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NCBC Common Stock represented by such Certificate.

     (c) If any certificate representing shares of NCBC Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of NCBC Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of CCB of the shares of CCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of NCBC Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NCBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to NCBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of NCBC. In lieu of the issuance of any such fractional share, NCBC shall pay to each former shareholder of CCB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of NCBC Common Stock on the National Market System of The Nasdaq Stock Market, Inc. (the "Nasdaq") as reported by The Wall Street
                                                            ---------------
Journal for the five trading days immediately preceding the date of the
-------
Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of NCBC Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CCB for 12 months after the Effective Time shall be paid to NCBC. Any former shareholders of CCB who have not theretofore complied with this
Article II shall thereafter look only to NCBC for payment of the shares of NCBC Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the NCBC Common Stock deliverable in respect of each share of CCB Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CCB, NCBC, the Exchange Agent or any other person shall be liable to any former holder of shares of CCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NCBC, the posting by such person of a bond in such amount as NCBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of NCBC Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NCBC

     Except as disclosed in the NCBC disclosure schedule delivered to CCB concurrently herewith (the "NCBC Disclosure Schedule") NCBC hereby represents and warrants to CCB as follows:

     3.1 Corporate Organization. (a) NCBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. NCBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. As used in this Agreement, the term "Material Adverse Effect" means, with respect to CCB, NCBC or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. NCBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the NCBC Charter and By-Laws of NCBC, as in effect as of the date of this Agreement, have previously been made available by NCBC to CCB.

    (b) Each NCBC Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on NCBC and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     3.2  Capitalization. (a) The authorized capital stock of NCBC consists of
(i) 175,000,000 shares of NCBC Common Stock, of which, as of March 13, 2000, 108,179,637 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share (the "NCBC Preferred Stock" and, together with the NCBC Common Stock, the "NCBC Capital Stock"), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of NCBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) the NCBC Option Agreement, (ii) options to acquire 5,529,423 shares of NCBC Common Stock issued pursuant to employee and director stock plans of NCBC in effect as of the date hereof (the "NCBC Stock Plans"), (iii) options to acquire up to a maximum of 152,569 shares of NCBC Common Stock that may be issued to holders of options to acquire shares of common stock of Piedmont Bancorp, Inc. ("Piedmont") in the event of consummation of a merger (the "Piedmont Merger") of Piedmont into NCBC pursuant to an Agreement and Plan of Reorganization dated as of December 27, 1999 between NCBC and Piedmont (the "Piedmont Merger Agreement") and (iv) the obligation to issue a maximum of 1,514,108 shares of NCBC Common Stock to shareholders of Piedmont pursuant to the Piedmont Merger Agreement (subject to the satisfaction or waiver of conditions stated in the Piedmont Merger Agreement) in the event of consummation of the Piedmont Merger, NCBC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NCBC Capital Stock or any other equity securities of NCBC or any securities representing the right to purchase or otherwise receive any shares of NCBC Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "NCBC Rights"). As of the date hereof, no shares of NCBC Capital Stock were reserved for issuance, except for 21,527,748 shares of NCBC Common Stock reserved for issuance upon exercise of the NCBC Option Agreement, shares of NCBC Common Stock reserved for issuance in connection with the NCBC Dividend Reinvestment Plan (the "NCBC DRIP"), and 5,712,771 shares of NCBC Common Stock reserved for issuance upon the exercise of stock options pursuant to the NCBC Stock Plans. Since December 31, 1999, NCBC has not issued any shares of NCBC Capital Stock or any securities convertible into or exercisable for any shares of NCBC Capital Stock, other than as would be permitted by Section 5.2(b) hereof and pursuant to the NCBC Option Agreement. NCBC has previously provided CCB with a list of the option holders, the date of each option to purchase NCBC Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable NCBC Stock Plan. In no event will the aggregate number of shares of NCBC Common Stock outstanding at the Effective Time (including all shares of NCBC Common Stock subject to then-outstanding NCBC Rights other than the NCBC Option Agreement) exceed the number specified in Section 3.2(a) of the NCBC Disclosure Schedule.

     (b) NCBC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NCBC Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. (S) 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NCBC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the NCBC Disclosure Schedule sets forth a list of the material investments of NCBC in Non-Subsidiary Affiliates. As used in this Agreement, the term "Non-Subsidiary Affiliate" when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party's Subsidiaries.

     3.3 Authority; No Violation. (a) NCBC has full corporate power and authority to execute and deliver this Agreement and the NCBC Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the NCBC Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of NCBC. The Board of Directors of NCBC has directed that this Agreement and the transactions contemplated hereby be submitted to NCBC's shareholders for adoption at a meeting of such shareholders and, except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NCBC Common Stock and (ii) the amendment of the NCBC Charter contemplated by Section 1.7, no other corporate proceedings on the part of NCBC are necessary to approve this Agreement and the NCBC Option Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the NCBC Option Agreement have been duly and validly executed and delivered by NCBC and (assuming due authorization, execution and delivery by CCB) constitute valid and binding obligations of NCBC, enforceable against NCBC in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery by NCBC of this Agreement and the NCBC Option Agreement nor the consummation by NCBC of the transactions contemplated hereby or thereby, nor compliance by NCBC with any of the terms or provisions hereof or thereof, will (i) violate any provision of the NCBC Charter or By-Laws or (ii) assuming that the consents and approvals referred to in
Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCBC, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCBC, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCBC, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve

Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of CCB's and NCBC's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the North Carolina Secretary and the Tennessee Secretary pursuant to the NCBCA and TBCA, respectively, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of The New York Stock Exchange, Inc. ("NYSE"), or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of NCBC Capital Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite vote of the shareholders of CCB and NCBC (including the approval of the amendment of the NCBC Charter contemplated by Section 1.7), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with
(A) the execution and delivery by NCBC of this Agreement and (B) the consummation by NCBC of the Merger and the other transactions contemplated hereby.

     3.5 Reports. NCBC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC,
(vi) any SRO and (vii) the Office of Thrift Supervision (the "OTS") (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of NCBC and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NCBC, investigation into the business or operations of NCBC or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NCBC or any of its Subsidiaries which, in the reasonable judgment of NCBC, will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

      3.6 Financial Statements. NCBC has previously made available to CCB true and correct copies of the consolidated balance sheets of NCBC and its Subsidiaries as of December 31, for the fiscal years 1997, 1998 and 1999 and the related consolidated statements of income and changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive (the "NCBC Financial Statements"), in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to NCBC. The December 31, 1999 consolidated balance sheet of NCBC (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of NCBC and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, changes in stockholders' equity, cash flows and consolidated financial position of NCBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of NCBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      3.7 Broker's Fees. Except for Credit Suisse First Boston Corporation, neither NCBC nor any NCBC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

      3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in NCBC Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on NCBC.

      (b) Except as publicly disclosed in NCBC Reports filed prior to the date hereof, since December 31, 1999, NCBC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

      (c) Since December 31, 1999, neither NCBC nor any of its Subsidiaries has
(i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of NCBC's 1999 salary and employee benefits expenses (other than customary year-end bonuses for fiscal 1999) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

      3.9 Legal Proceedings. (a) Neither NCBC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NCBC's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NCBC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the NCBC Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon NCBC, any of its Subsidiaries or the assets of NCBC or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on NCBC or the Surviving Corporation.

      3.10 Taxes and Tax Returns. (a) Each of NCBC and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. The federal income tax returns of NCBC and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years to and including the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of NCBC's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon NCBC or any of its Subsidiaries for which NCBC does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by NCBC and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by NCBC and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by NCBC in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC and (D) there are no Tax liens upon any property or assets of NCBC or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC. Neither NCBC nor any of its

Subsidiaries has been required to include in income any adjustment pursuant to
Section 481 of the Code by reason of a voluntary change in accounting method initiated by NCBC or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on NCBC. Except as set forth in the financial statements described in Section 3.6, neither NCBC nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) Neither NCBC nor any of its Subsidiaries is a party to or is bound by an Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among NCBC and its Subsidiaries). Neither NCBC nor any of its Subsidiaries has any liability for the Taxes of any person (other than NCBC and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither NCBC nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355 (a) of the Code.

      (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by NCBC or any Subsidiary of NCBC under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

      3.11 Employees. (a) The NCBC Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "NCBC Benefit Plans") by NCBC, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "NCBC ERISA Affiliate"), all of which together with NCBC would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      (b) NCBC has heretofore made available to CCB true and complete copies of each of the NCBC Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such NCBC Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such NCBC Benefit Plan.

      (c) (i) Each of the NCBC Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the NCBC Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such NCBC Benefit Plan,

(iii) with respect to each NCBC Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such NCBC Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NCBC Benefit Plan's actuary with respect to such NCBC Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such NCBC Benefit Plan allocable to such accrued benefits, (iv) no NCBC Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of NCBC or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of NCBC or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by NCBC, its Subsidiaries or any NCBC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to NCBC, its Subsidiaries or any NCBC ERISA Affiliate of incurring a material liability thereunder, (vi) no NCBC Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by NCBC or its Subsidiaries as of the Effective Time with respect to each NCBC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of NCBC, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which NCBC, its Subsidiaries or any NCBC Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of NCBC there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against, any of the NCBC Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of NCBC or any of its affiliates from NCBC or any of its affiliates under any NCBC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any NCBC Benefit Plan or (iii) other than the NCBC Corporation Directors' Stock Deferral Plan and the NCBC Corporation Employees' Stock Deferral Plan, result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

      3.12 SEC Reports. NCBC has previously made available to CCB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by NCBC (the "NCBC Reports") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the date hereof and (b) communication mailed by NCBC to its shareholders since January 1, 1997 and prior to the date hereof, and no such NCBC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all NCBC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      3.13 Compliance with Applicable Law. (a) NCBC and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to NCBC or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on NCBC.

      (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on NCBC, NCBC and each NCBC Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of NCBC, any NCBC Subsidiary, or any director, officer or employee of NCBC or of any NCBC Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on NCBC, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      3.14 Certain Contracts. (a) Neither NCBC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CCB, NCBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NCBC Reports, (iv) which materially restricts the conduct of any line of business by NCBC or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

NCBC has previously made available to CCB true and correct copies of all employment and deferred compensation agreements which are in writing and to which NCBC is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the NCBC Disclosure Schedule, is referred to herein as a "NCBC Contract", and neither NCBC nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on NCBC.

      (b) (i) Each NCBC Contract is valid and binding on NCBC or any of its Subsidiaries, as applicable, and in full force and effect, (ii) NCBC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each NCBC Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NCBC or any of its Subsidiaries under any such NCBC Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on NCBC.

     3.15 Agreements with Regulatory Agencies. Neither NCBC nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the NCBC Disclosure Schedule, an "NCBC Regulatory Agreement"), nor has NCBC or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

      3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of NCBC or for the account of a customer of NCBC or one of its Subsidiaries, were entered into in the ordinary course of business and, to NCBC's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of NCBC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. NCBC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to NCBC's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of NCBC included in the NCBC Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither NCBC nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on NCBC.

      3.18 Insurance. NCBC and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to NCBC and its Subsidiaries.

      3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on NCBC of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against NCBC, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on NCBC. To the knowledge of NCBC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on NCBC. NCBC is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on NCBC.

      3.20 State Takeover Laws. (a) The Board of Directors of NCBC has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Sections 48-103-301 through 312 of the TBCA such that the provisions of such Sections of the TCBA will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

      3.21 Reorganization; Pooling of Interests. As of the date of this Agreement, NCBC has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

      3.22 Financial Holding Company Status. As of the date of this Agreement, and following the consummation of the transactions contemplated hereby, NCBC meets and (assuming the accuracy of Section 4.22) reasonably expects to meet, all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                    OF CCB

      Except as disclosed in the CCB disclosure schedule delivered to NCBC concurrently herewith (the "CCB Disclosure Schedule") CCB hereby represents and warrants to NCBC as follows:

      4.1 Corporate Organization. (a) CCB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. CCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on CCB. CCB is duly registered as a bank holding company under the BHC Act. True and complete copies of the Amended and Restated Articles of Incorporation, as amended, (the "CCB Articles") and By-Laws of CCB, as in effect as of the date of this Agreement, have previously been made available by CCB to NCBC.

      (b) Each CCB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on CCB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

      4.2  Capitalization. (a) The authorized capital stock of CCB consists of
(i) 100,000,000 shares of CCB Common Stock, of which, as of February 29, 2000, 39,450,660 shares were issued and outstanding, and (ii) 10,000,000 shares of serial preferred stock (the "CCB Preferred Stock" and together with the CCB Common Stock, the "CCB Capital Stock") of which (i) 800,000 shares were designated, issued and outstanding as CCB Series A Preferred Stock, par value $5.00. As of the date hereof, no shares of CCB Common Stock or CCB Preferred Stock were reserved for issuance, except for (i) 7,846,175 shares of CCB Common Stock issuable pursuant to the CCB Option Agreement and (ii) 2,383,065 shares reserved for issuance pursuant to the CCB Amended and Restated Long-Term and Equity Incentive Plans and other employee and director stock plans of CCB in effect as of the date hereof (the "CCB Stock Plans"). All of the issued and outstanding shares of CCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the CCB Option Agreement, the CCB Stock Plans and the CCB Rights Agreement (as defined below), CCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CCB Capital Stock or any other equity securities of CCB or any securities representing the right to purchase or otherwise receive any shares of CCB Capital Stock

(collectively, "CCB Rights"). Since December 31, 1999, CCB has not issued any shares of CCB Capital Stock or any securities convertible into or exercisable for any shares of CCB Capital Stock, other than as permitted by Section 5.2(b) and pursuant to (A) the exercise of employee stock options granted prior to such date, and (B) pursuant to the CCB Option Agreement. CCB has previously provided NCBC with a list of the option holders, the date of each option to purchase CCB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable CCB Stock Plan. In no event will the aggregate number of shares of CCB Common Stock outstanding at the Effective Time (including all shares of CCB Common Stock subject to then-outstanding CCB Rights other than the CCB Option Agreement) exceed the number specified in Section 4.2(a) of the CCB Disclosure Schedule.

      (b) CCB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CCB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. (S)54-42) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No CCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the CCB Disclosure Schedule sets forth a list of the material investments of CCB in Non-Subsidiary Affiliates.

      4.3 Authority; No Violation. (a) CCB has full corporate power and authority to execute and deliver this Agreement and the CCB Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CCB Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of CCB. The Board of Directors of CCB has directed that this Agreement and the transactions contemplated hereby be submitted to CCB's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CCB Common Stock, no other corporate proceedings on the part of CCB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and the CCB Option Agreement have been duly and validly executed and delivered by CCB and (assuming due authorization, execution and delivery by NCBC) constitute valid and binding obligations of CCB, enforceable against CCB in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

      (b) Neither the execution and delivery of this Agreement or the CCB Option Agreement by CCB, nor the consummation by CCB of the transactions contemplated hereby or thereby, nor compliance by CCB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the CCB Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section
4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CCB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CCB, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CCB, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on CCB.

      4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Articles of Merger with the North Carolina Secretary and the Tennessee Secretary pursuant to the NCBCA and the TBCA, respectively, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of NCBC Capital Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite vote of the shareholders of CCB and NCBC, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CCB of this Agreement and (B) the consummation by CCB of the Merger and the other transactions contemplated hereby.

      4.5 Reports. CCB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on CCB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CCB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of CCB, investigation into the business or operations of CCB or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CCB or any of its Subsidiaries which, in the reasonable judgment of CCB, will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      4.6 Financial Statements. CCB has previously made available to NCBC true and correct copies of the consolidated balance sheets of CCB and its Subsidiaries as of December 31, for the fiscal years 1997, 1998, and 1999 and the related consolidated statements of income and changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in CCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "CCB 10-K"), filed with the SEC under the Exchange Act in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to CCB. The December 31, 1999 consolidated balance sheet of CCB (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of CCB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section
4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity, cash flows and consolidated financial position of CCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of CCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

      4.7 Broker's Fees. Except for J.P. Morgan & Co. Incorporated, neither CCB nor any CCB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

      4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in CCB Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on CCB.

      (b) Except as publicly disclosed in CCB Reports filed prior to the date hereof, since December 31, 1999, CCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

      (c) Since December 31, 1999, neither CCB nor any of its Subsidiaries has
(i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of CCB's 1999 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 1999) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      4.9 Legal Proceedings. (a) Neither CCB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CCB's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CCB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the CCB Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CCB, any of its Subsidiaries or the assets of CCB or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on CCB or the Surviving Corporation.

      4.10 Taxes and Tax Returns. (a) Each of CCB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. The federal income tax returns of CCB and its Subsidiaries have been examined by the IRS through the taxable year ended December 31, 1993 and for the taxable year ended December 31, 1996 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. To the best of CCB's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon CCB or any of its Subsidiaries for which CCB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by CCB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on CCB, (B) federal, state and local returns which are accurate and complete in all material respects have been filed by CCB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on CCB, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by CCB in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on CCB and (D) there are no Tax liens upon any property or assets of CCB or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on CCB. Neither CCB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by CCB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on CCB. Except as set forth in the financial statements described in Section 4.6, neither CCB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under
Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by CCB or any Subsidiary of CCB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      (c) Neither CCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among CCB and its Subsidiaries). Neither CCB nor any of its Subsidiaries has any liability for the Taxes of any person (other than CCB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither CCB nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

      4.11 Employees. (a) The CCB Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "CCB Benefit Plans") by CCB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "CCB ERISA Affiliate"), all of which together with CCB would be deemed a "single employer" within the meaning of
Section 4001 of ERISA.

      (b) CCB has heretofore made available to NCBC true and complete copies of each of the CCB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such CCB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such CCB Benefit Plan.

      (c) (i) Each of the CCB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the CCB Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such CCB Benefit Plan, (iii) with respect to each CCB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CCB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CCB Benefit Plan's actuary with respect to such CCB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CCB Benefit Plan allocable to such accrued benefits, (iv) no CCB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of CCB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of CCB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by CCB, its Subsidiaries or any CCB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CCB, its Subsidiaries or any CCB ERISA Affiliate of incurring a material liability thereunder, (vi) no CCB Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by CCB or its Subsidiaries as of the Effective Time with respect to each CCB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of CCB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which CCB, its Subsidiaries or any CCB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of CCB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CCB Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of CCB or any of its affiliates from CCB or any of its affiliates under any CCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CCB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      4.12 SEC Reports. CCB has previously made available to NCBC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by CCB with the SEC pursuant to the Securities Act or the Exchange Act (the "CCB Reports") and prior to the date hereof and (b) communication mailed by CCB to its shareholders since January 1, 1997 and prior to the date hereof, and no such CCB Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all CCB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

      4.13 Compliance with Applicable Law. (a) CCB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CCB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on CCB.

      (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on CCB, CCB and each CCB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of CCB, any CCB Subsidiary, or any director, officer or employee of CCB or of any CCB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on CCB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      4.14 Certain Contracts. (a) Neither CCB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CCB, NCBC, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the CCB Reports, (iv) which materially restricts the conduct of any line of business by CCB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CCB has previously made available to NCBC true and correct copies of all employment and deferred compensation agreements which are in writing and to which CCB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the CCB Disclosure Schedule, is referred to herein as a "CCB Contract", and neither CCB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on CCB.

      (b) (i) Each CCB Contract is valid and binding on CCB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) CCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CCB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on CCB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CCB or any of its Subsidiaries under any such CCB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on CCB.

      4.15 Agreements with Regulatory Agencies. Neither CCB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the CCB Disclosure Schedule, a "CCB Regulatory Agreement"), nor has CCB or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

      4.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CCB or for the account of a customer of CCB or one of its Subsidiaries, were entered into in the ordinary course of business and, to CCB's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. CCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to CCB's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of CCB included in the CCB Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither CCB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on CCB.

      4.18 Insurance. CCB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CCB and its Subsidiaries.

      4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on CCB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against CCB, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on CCB. To the knowledge of CCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on CCB. CCB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on CCB.

      4.20 State Takeover Laws CCB Rights Agreement. (a) The Board of Directors of CCB has approved the transactions contemplated by this Agreement and the Option Agreements for purposes of Sections 55-9A-01 through 09 of the NCBCA, and for purposes of Section 13 of the CCB Certificate, such that the provisions of such Sections will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

      (b) CCB has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Option Agreements, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any CCB Shareholder Rights under the CCB Rights Agreement or enable or require the CCB Shareholder Rights to separate from the shared of CCB Common Stock to which they are attached or to become triggered or exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the CCB Rights Agreement) has occurred.

      4.21 Reorganization; Pooling of Interests. As of the date of this Agreement, CCB has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

      4.22 Financial Holding Company Status. As of the date of this Agreement, CCB meets all applicable criteria to become and remain a "financial holding company", as such term is defined in Section 2(p) of the BHC Act, set forth in such act as well as in any regulations, rules or interpretations issued by the Federal Reserve Board.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the NCBC Disclosure Schedule and the CCB Disclosure Schedule) or the Option Agreements, each of CCB and NCBC shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and
(c) take no action which would adversely affect or delay the ability of either CCB or NCBC to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the CCB Disclosure Schedule or the NCBC Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements, neither CCB nor NCBC shall, and neither CCB nor NCBC shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

     (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of NCBC or any of its wholly-owned Subsidiaries to NCBC or any of its Subsidiaries, on the one hand, or of CCB or any of its Subsidiaries to CCB or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

     (b)   (i)    adjust, split, combine or reclassify any capital stock;

           (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of NCBC, for regular quarterly cash dividends at a rate not in excess of $.105 per share of NCBC Common Stock, (B) in the case of CCB, for regular quarterly cash dividends on CCB Common Stock at a rate not in excess of $.31 per share of CCB Common Stock, and (C) dividends paid by any of the Subsidiaries of each of CCB and NCBC to CCB or NCBC or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly-owned) of each of CCB and NCBC);

           (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the NCBC Stock Plans, the CCB Stock Plans or the CCB Rights Agreement, as the case may be, in the ordinary course of business consistent with past practice, or (B) the conversion of employee or director stock options pursuant to the consummation of the transactions contemplated by the Piedmont Merger Agreement; or

           (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options, outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii),
                  (B) the Option Agreements, and (C) in connection with the Piedmont Merger Agreement;

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

     (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

     (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any NCBC Contract or CCB Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

     (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

     (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

     (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of CCB or NCBC to exercise its rights under the NCBC Option Agreement or the CCB Option Agreement, as the case may be;

     (j) amend its charter or articles of incorporation or its bylaws;

     (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (l) take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

     (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.2.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) CCB and NCBC shall promptly prepare and file with the SEC the Joint Proxy Statement and NCBC shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of CCB and NCBC shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and CCB and NCBC shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. NCBC shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and CCB shall furnish all information concerning CCB and the holders of CCB Capital Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. CCB and NCBC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to NCBC or CCB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) CCB and NCBC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of CCB, NCBC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) CCB and NCBC shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of CCB and NCBC, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of CCB and NCBC shall, and shall cause their respective Subsidiaries to, make available to the other party
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which CCB or NCBC, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither CCB nor NCBC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CCB's or NCBC's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of NCBC and CCB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Shareholders' Approvals. Each of CCB and NCBC shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts, except as may otherwise be required by applicable law, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of NCBC and CCB shall use its reasonable best efforts to obtain from the shareholders of NCBC and CCB, as the case may be, the vote in favor of the adoption of this Agreement required by the NCBCA and TBCA, respectively to consummate the transactions contemplated hereby.

     6.4 Legal Conditions to Merger. Each of CCB and NCBC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by NCBC or CCB or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of CCB and NCBC shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by CCB and NCBC to approve this Agreement, a written agreement, in the form of
Exhibit 5.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of CCB Capital Stock, or NCBC Capital Stock held by such "affiliate" and, in the case of the "affiliates" of CCB, the shares of NCBC Capital Stock to be received by such "affiliate" in the Merger.

     (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income data as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Quotation. NCBC shall cause the shares of NCBC Common Stock to be issued in the Merger to be qualified for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the NCBC Benefit Plans and CCB Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of NCBC or CCB (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"), or otherwise merge or combine existing CCB Benefit Plans into NCBC Benefit Plans, or vice versa. Prior to the Closing Date, NCBC and CCB shall cooperate in reviewing, evaluating and analyzing the CCB Benefit Plans and NCBC Benefit Plans with a view towards developing appropriate New Benefit Plans or combining or merging existing benefit plans for the employees covered thereby.

     (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the CCB Benefit Plans or the NCBC Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the CCB Disclosure Schedule and the NCBC Disclosure Schedule.

     (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any CCB Benefit Plans, NCBC Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     (d) It is the intention of NCBC and CCB, during the period shortly following the execution of the Merger Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Merger, in an effort to retain and provide incentives to key personnel for the benefit of the Surviving Corporation in a manner that provides for equitable treatment of similarly situated employees of NCBC and CCB.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of CCB or any of its Subsidiaries, including any entity specified in the CCB Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of CCB or any of its Subsidiaries or any entity specified in the CCB Disclosure Schedule or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, NCBC shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

     (b) NCBC shall use its reasonable best efforts to cause the individuals serving as officers and directors of CCB, its Subsidiaries or any entity specified in the CCB Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by CCB (provided that NCBC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

     (c) In the event NCBC or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NCBC assume the obligations set forth in this Section 6.8.

     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of NCBC, on the one hand, and a Subsidiary of CCB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, NCBC.

     6.10 Advice of Changes. CCB and NCBC shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.11 Dividends. After the date of this Agreement, each of CCB and NCBC shall coordinate with the other the declaration of any dividends in respect of CCB Common Stock and NCBC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CCB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of CCB Common Stock and any shares of NCBC Common Stock any such holder receives in exchange therefor in the Merger.

     6.12  Exemption from Liability Under Section 16(b.  If CCB delivers to
NCBC in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of CCB subject to the reporting requirements of Section 16(a) of the Exchange Act (the "CCB Insiders"), the number of shares of CCB Common Stock held or to be held by each such CCB Insider expected to be exchanged for NCBC Common Stock in the Merger, and the number and description of the options to purchase shares of CCB Common Stock held by each such CCB Insider and expected to be converted into options to purchase NCBC Common Stock in the Merger, the Board of Directors of NCBC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the CCB Insiders of NCBC Common Stock in exchange for shares of CCB Common Stock, and of option to purchase shares of NCBC Common Stock upon conversion of options to purchase CCB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the information provided by CCB, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to
Section 16(b) of the Exchange Act, such that any such receipt shall be so exempt.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. This Agreement (including the amendment of the NCBC Certificate contemplated by Section 1.7) shall have been adopted by the respective requisite affirmative votes of the holders of NCBC Common Stock and CCB Common Stock entitled to vote thereon.

          (b) Nasdaq Listing. The shares of NCBC Common Stock which shall be issued to the shareholders of CCB upon consummation of the Merger shall have been qualified for quotation on the Nasdaq, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

         (f) Federal Tax Opinion. The parties hereto shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to CCB and NCBC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

             (i)   The Merger will constitute a reorganization under
     Section 368(a) of the Code and CCB and NCBC will each be a party to the reorganization;

             (ii) No gain or loss will be recognized by CCB or NCBC as a result of the Merger; and

             (iii) No gain or loss will be recognized by shareholders of CCB who exchange their CCB Common Stock solely for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NCBC Common Stock).

     In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of CCB, NCBC and others.

         (g) Pooling of Interests. CCB and NCBC shall each have received a letter from their respective independent accountants addressed to NCBC or CCB, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of CCB. The obligation of CCB to effect the Merger is also subject to the satisfaction, or waiver by CCB, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of NCBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on NCBC or the Surviving Corporation. CCB shall have received a certificate signed on behalf of NCBC by the Chief Executive Officer and the Chief Financial Officer of NCBC to the foregoing effect.

          (b) Performance of Obligations of NCBC. NCBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CCB shall have received a certificate signed on behalf of NCBC by the Chief Executive Officer and the Chief Financial Officer of NCBC to such effect.

     7.3 Conditions to Obligations of NCBC. The obligation of NCBC to effect the Merger is also subject to the satisfaction or waiver by NCBC at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CCB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on CCB. NCBC shall have received a certificate signed on behalf of CCB by the Chief Executive Officer and the Chief Financial Officer of CCB to the foregoing effect.

          (b) Performance of Obligations of CCB. CCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NCBC shall have received a certificate signed on behalf of CCB by the Chief Executive Officer and the Chief Financial Officer of CCB to such effect.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CCB or NCBC:

          (a) by mutual consent of CCB and NCBC in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of CCB or the Board of Directors of NCBC if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of CCB or the Board of Directors of NCBC if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

          (d) by either the Board of Directors of CCB or the Board of Directors of NCBC (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of NCBC, in the case of a termination by CCB, or CCB, in the case of a termination by NCBC, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by either CCB or NCBC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CCB, NCBC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and
9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither CCB nor NCBC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3  Amendment.  Subject to compliance with applicable law and
Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CCB and NCBC; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CCB or NCBC, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of CCB Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CCB or NCBC, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of CCB Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                  ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by CCB and NCBC.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)    if to CCB, to:

                 CCB Financial Corporation
                 111 Corcoran Street
                 P.O. Box 931
                 Durham, North Carolina  27702
                 Attention:   Ernest C. Roessler
                              Chairman, President and Chief Executive Officer
                 Telecopier:  (919) 683-7254

     and

          (b)    if to NCBC, to:

                 National Commerce Bancorporation
                 One Commerce Square
                 Memphis, Tennessee  38150
                 Attention:   Charles A. Neale
                              Vice President and General Counsel
                 Telecopier:  (901) 523-3303

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal, North Carolina or Tennessee law apply.

     9.9 Publicity. Except as otherwise required by applicable law or the rules of the NYSE or the Nasdaq, neither CCB or NCBC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of NCBC, in the case of a proposed announcement or statement by CCB, or CCB, in the case of a proposed announcement or statement by NCBC, which consent shall not be unreasonably withheld.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, CCB and NCBC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        NATIONAL COMMERCE BANCORPORATION



                                        By:  /s/ Thomas M. Garrott
                                             --------------------------------
                                             Name:   Thomas M. Garrott
                                             Title:  Chairman, President and
                                                     Chief Executive Officer



                                        CCB FINANCIAL CORPORATION



                                        By:  /s/ Ernest C. Roessler
                                             ----------------------------------
                                             Name:   Ernest C. Roessler
                                             Title:  Chairman, President and
                                                     Chief Executive Officer